Exhibit 99.3

Safe Production Certificate
#(hei) MK An Xu Zheng Zi (2006) 7040

Company name: Heilong Jiang TongGong Coal Mine Limited

Contact person: Jiagang Lu

Detailed Address: Ai Hui District, Heihe City, Heilong Jiang province

Corporation form: Limited Liability Company

Scope of Right: Coal Mining

Effective period: From January 25th, 2006 to April 30th, 2015

Issued by Heilongjiang Coal Safety Inspection Bureau

Issued Date: February 16th, 2006